Exhibit 23.1

KPMG LLP

345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (No. 333-195617) on Form S-8 of our reports dated February 9, 2024, with respect to the consolidated financial statements of Selective Insurance Group, Inc., and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
May 2, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.